EXHIBIT 16.1


[KPMG Letterhead]
1901 Avenue of the Stars
Suite 201
Los Angeles, CA  90067-6004



March 5, 2002

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Neptune Society, Inc. and, under the date of March 16, 2001, we reported on the consolidated financial statements of Neptune Society, Inc. as of December 31, 2000 and 1999, and for the year ended December 31, 2000 and the nine months ended December 31, 1999. On January 25, 2002, our appointment as principal accountants was terminated. We have read Neptune Society, Inc.'s statements included under Item 4 of its Amendment No. 1 to Form 8-K/A dated January 25, 2002, and we agree with such statements, except that we are not in a position to agree or disagree with Neptune Society, Inc.'s statements that; i) the reportable conditions noted in our letter to the Company dated December 18, 2001 was discussed with the Company's board of directors, ii) the change from KPMG LLP to Stonfield Josephson, Inc. was approved by the board of directors, iii) Stonefield Josephson, Inc. was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Neptune Society, Inc.'s consolidated financial statements, iv) Stonefield Josephson, Inc. was not consulted regarding any matter that was either the subject of a disagreement or a reportable event.

Very truly yours,


/s/  KPMG LLP